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[LOGO OF UNION BANK OF CALIFORNIA]                                 EXHIBIT 10.18

                                LOAN AGREEMENT

     THIS LOAN AGREEMENT ("Agreement") is made and entered into as of November 27, 1998 by and between BIOSOURCE INTERNATIONAL, INC., a Delaware corporation ("Borrower"), and UNION BANK OF CALIFORNIA, N.A., a national banking association ("Bank").

     SECTION 1.   THE LOAN

          1.1 Term Loan. Bank will loan to Borrower the sum not to exceed Fourteen Million Dollars ($14,000,000) (the "Term Loan") at Borrower's request, in one disbursement on or before December 31, 1998 in accordance with the terms of the Term Note, as defined below. In the event of a prepayment of principal and payment of any resulting fees, any prepaid amounts shall be applied to the scheduled principal payments on the Term Loan in the reverse order of their maturity. The Term Loan shall be evidenced by a promissory note (the "Term Note") on the standard form used by Bank for commercial loans.

          1.2 Terminology. As used herein the following terms shall have the following meanings:

(a) "Domestic Subsidiaries" shall mean, collectively, Keystone Laboratories,
     ---------------------
Inc., BioSource V.I. FSC, Ltd., and Quality Controlled Biochemicals, Inc.

(b) "Foreign Subsidiaries" shall mean, collectively, BioSource Europe S.A. and
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BioSource GmbH.

(c) "Loan" shall mean all the credit facilities described above.
     ----

(d) "Loan Documents" shall mean all documents executed in connection with this
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Agreement.

(e) "Note" shall mean all the promissory notes described above.
     ----

          1.3 Purpose of Loan. The proceeds of the Loan shall be used to finance, in part, the acquisitions of (a) all of the issued and outstanding capital stock of Quality Controlled Biochemicals, Inc. and (b) all of the assets and certain liabilities of Biofluids, Inc.

          1.4 Interest. The unpaid principal balance of the Loan shall bear interest as specifically provided in the Note.

          1.5 Loan Commitment Fee. Borrower shall pay in advance a commitment fee of Thirty-Five Thousand Dollars ($35,000) on or before the date of execution of this Agreement. No portion of this fee shall be reimbursable.

          1.6 Balances. Borrower shall maintain its major depository accounts with Bank until the Note and all sums payable pursuant to this Agreement have been paid in full.

          1.7 Disbursement. Upon execution hereof, Bank shall disburse the proceeds of the Loan as provided in Bank's standard form Authorization for Disbursement executed by Borrower.

          1.8 Security. Prior to the disbursement of the Loan, Borrower shall have executed a security agreement, on Bank's standard form, and a financing statement, suitable for filling in the office of the Secretary of State of the State of California and any other state designated by Bank, granting to Bank a first priority security interest in such of Borrower's property as is described in said security agreement. Exceptions to Bank's first priority, if any, are permitted only as otherwise provided in this Agreement. At Bank's request, Borrower will also obtain executed landlord's and mortgagee's waivers on Bank's form covering all of Borrower's personal property located on leased or encumbered real property.

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                1.9     Controlling Document. In the event of any such
inconsistency between the terms of this Agreement and the Note or any other Loan Documents, the terms of this Agreement will prevail over the terms of the Note and/or the other Loan Documents.

        SECTION 2.  CONDITIONS PRECEDENT

        Bank shall not be obligated to disburse all or any portion of the proceeds of the Loan unless at or prior to the time for the making of such disbursement, the following conditions have been fulfilled to Bank's satisfaction:

                2.1 Compliance. Borrower shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with by it prior to or at the date of the making of such disbursement and shall have executed and delivered to Bank the Note and the other Loan Documents.

                2.2 Guaranties. The Domestic Subsidiaries (collectively, "Guarantors" and individually, a "Guarantor") other than BioSource V.I. FSC., Ltd. and Quality Controlled Biochemicals, Inc. shall have executed and delivered to Bank their respective continuing guaranties in form and amount satisfactory to Bank.

                2.3 Borrowing Resolution. Borrower shall have provided Bank with certified copies of resolutions duly adopted by the board of directors of Borrower, authorizing the execution, delivery and performance of this Agreement and the Loan Documents. Such resolutions shall also designate the persons who are authorized to act on Borrower's behalf in connection with this Agreement and to do the things required of Borrower pursuant to this Agreement.

                2.4 Termination Statements. Borrower shall have caused its existing secured creditors to provide Bank with UCC-2 termination statements executed by such secured creditors as may be reasonably required by Bank suitable for filing with the Secretary of State in each state designated by Bank.

                2.5 Continuing Compliance. At the time any disbursement is to be made, there shall not exist any event, condition or act which constitutes an Event of Default under Section 6 hereof or any event, condition or act which with notice, lapse of time or both would constitute an Event of Default; nor shall there be any such event, condition, or act immediately after the disbursement were it to be made.

        SECTION 3.  CONDITIONS SUBSEQUENT
        ---------------------------------

        Bank's obligation to continue extending credit to Borrower after the date of this Agreement shall be subject to Bank's determination that the following conditions have been satisfied:

                3.1 Other Guaranties. Within sixty (60) days after the funding of the Loan, BioSource V.I. FSC, Ltd. and Quality Controlled Biochemicals, Inc. shall have executed and delivered to Bank their continuing guarantees in form and amount satisfactory to Bank.

                3.2     Pledge of Stock of Foreign Subsidiaries. Within sixty
(60) days after the funding of the Loan, Borrower shall have executed one or more security agreements on Bank's standard form, pledging to Bank not less than 66% of all of the issued and outstanding stock of the Foreign Subsidiaries and shall have executed and delivered all stock certificates, stock powers, and other documents deemed necessary by Bank in connection therewith.

        SECTION 4.  REPRESENTATIONS AND WARRANTIES

        Borrower represents and warrants that:

                4.1 Business Activity. The principal business of Borrower is the manufacturing and marketing of biomedical research products.

                4.2 Affiliates and Subsidiaries. Borrower's affiliates and subsidiaries (those entities in which Borrower has either a controlling interest or at least a 25% ownership interest) and their addresses, and the names of Borrower's principal shareholders, are as provided on a schedule delivered to Bank on or before the date of this Agreement.

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          4.3   Authority to Borrow. The execution, delivery and performance of this Agreement, the Note and all other Loan Documents are not in contravention of any of the terms of any indenture, agreement or undertaking to which Borrower is a party or by which it or any of its property is bound or affected.

          4.4 Financial Statements. The financial statements of Borrower, including both a balance sheet at September 30, 1998, together with supporting schedules, and an income statement for the nine months ending September 30, 1998, have heretofore been furnished to Bank, and are true and complete and fairly represent the financial condition of Borrower during the period covered thereby. Since September 30, 1998, there has been no material adverse change in the financial condition or operations of Borrower.

          4.5 Title. Except for assets which may have been disposed of in the ordinary course of business, Borrower has good and marketable title to all of the property reflected in its financial statements delivered to Bank and to all property acquired by Borrower since the date of said financial statements, free and clear of all liens, encumbrances, security interests and adverse claims except those specifically referred to in said financial statements.

          4.6 Litigation. There is no litigation or proceeding pending or, to Borrower's knowledge, threatened against Borrower or any of its property which is reasonably likely to affect the financial condition, property or business of Borrower in a materially adverse manner or result in liability in excess of Borrower's insurance coverage.

          4.7 Default. Borrower is not now in default in the payment of any of its material obligations, and there exists no event, condition or act which constitutes an Event of Default under Section 6 hereof and no condition, event or act which with notice or lapse of time, or both, would constitute an Event of Default.

          4.8 Organization. Borrower is duly organized and existing under the laws of the state of its organization, and has the power and authority to carry on the business in which it is engaged and/or proposes to engage.

          4.9 Power. Borrower has the power and authority to enter into this Agreement and to execute and deliver the Note and all of the other Loan Documents.

          4.10 Authorization. This Agreement and all things required by this Agreement have been duly authorized by all requisite corporate action of Borrower.

          4.11 Qualification. Borrower is duly qualified and in good standing in any jurisdiction where such qualification is required.

          4.12 Compliance With Laws. To Borrower's knowledge, Borrower is not in violation with respect to any applicable laws, rules, ordinances or regulations which materially affect the operations or financial condition of Borrower.

          4.13 ERISA. To Borrower's knowledge, any defined benefit pension plans (as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), of Borrower meet, as of the data hereof, the minimum funding standards of Section 302 of ERISA, and no Reportable Event or Prohibited Transaction (as defined in ERISA) has occurred with respect to any such plan.

          4.14 Regulation U. No action has been taken or is currently planned by Borrower, or any agent acting on its behalf, which would cause this Agreement or the Note to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock as one of its important activities and none of the proceeds of the Loan will be used directly or indirectly for such purpose.

          4.15 Continuing Representations. These representations shall be considered to have been made again at and as of the date of each disbursement of the Loan and shall be true and correct as of such date or dates.

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     SECTION 5.   AFFIRMATIVE COVENANTS

     Until the Note and all sums payable pursuant to this Agreement and the Loan Documents have been paid in full, unless Bank otherwise consents in writing, Borrower agrees that:

          5.1 Use of Proceeds. Borrower will use the proceeds of the Loan only as provided in subsection 1.3 above.

          5.2 Payment of Obligations. Borrower will pay and discharge promptly all taxes, assessments and other governmental charges and claims levied or imposed upon its property, or any part thereof, provided, however, that Borrower shall have the right in good faith to contest any such taxes, assessments, charges or claims and, pending the outcome of such contest, to delay or refuse payment thereof provided that adequately funded reserves are established by it to pay and discharge any such taxes, assessments, charges and claims.

          5.3 Maintenance of Existence. Borrower will maintain and preserve its existence and assets and all rights, franchises, licenses and other authority necessary for the conduct of its business and will maintain and preserve its property, equipment and facilities in good order, condition and repair. Bank may, at reasonable times during normal business hours, visit and inspect any of the properties of Borrower.

          5.4 Records. Borrower will keep and maintain full and accurate accounts and records of its operations according to generally accepted accounting principles and will permit Bank to have access thereto, to make examination and photocopies thereof, and to make audits during regular business hours. Costs for such audits shall be paid by Borrower.

          5.5   Information Furnished. Borrower will furnish to Bank:

                (a) Within fifty-five (55) days after the close of each fiscal quarter, except for the final quarter of each fiscal year, its unaudited balance sheet as of the close of such fiscal quarter, its unaudited consolidating income and expense statement with supportive schedules and statement of retained earnings for that fiscal quarter, prepared in accordance with generally accepted accounting principles;

                (b) Within ninety-five (95) days after the close of each fiscal year, a copy of its consolidated statement of financial condition including at least its balance sheet as of the close of such fiscal year, its income and expense statement and retained earnings statement for such fiscal year, examined and prepared on an audited basis by independent certified public accountants selected by Borrower and reasonably satisfactory to Bank, in accordance with generally accepted accounting principles applied on a basis consistent with that of the previous fiscal year;

                (c) Such other financial statements and information as Bank may reasonably request from time to time;

                (d) In connection with each fiscal year end statement required hereunder, and at Bank's request, any management letter of Borrower's independent certified public accountants;

                (e) Within fifty-five (55) days after the close of each fiscal quarter, a certification of compliance with all covenants under this Agreement, executed by Borrower's chief financial officer or other duly authorized officer of Borrower, in form acceptable to Bank;

                (f) Promptly upon any senior officer of Borrower obtaining knowledge thereof, written notice to Bank of all Events of Default under any of the terms or provisions of this Agreement or of any default under any other agreement, contract, document or instrument entered, or to be entered into with Bank; and of any litigation which, if decided adversely to Borrower, would have a material adverse effect on Borrower's financial condition; and of any other matter which has resulted in, or is likely to result in, a material adverse change in its financial condition or operations;

                (g) Prior written notice to Bank of any changes in Borrower's officers and other senior management; Borrower's name; and location of Borrower's assets, principal place of business or chief executive office; and

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          (h)  Within thirty (30) days after the end of each calendar year, a copy of Borrower's accounts receivable and accounts payable agings in form acceptable to Bank.

     5.6 Cash and Cash Equivalents. For the period commencing on the date of this Agreement and ending on December 31, 1998, Borrower will at all times maintain cash and Cash Equivalents of not less than Three Million Five Hundred Thousand Dollars ($3,500,000). Beginning January 1, 1999, Borrower will at all times maintain cash and Cash Equivalents of not less than Four Million Dollars ($4,000,000). "Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed by the United States or any agency of instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), (ii) Dollar denominated time deposits and certificates of deposit of any commercial bank having a long-term unsecured debt rating of at least "A" or the equivalent thereof from Standard & Poor's Ratings Services,
(iii) commercial paper issued by any corporation in the United States rated at least A- or the equivalent thereof by Standard & Poor's Rating Services or at least P-1 or the equivalent by Moody's Investors Service, Inc., and (iv) investments in money market funds substantially all of which are comprised of securities of the types described in clauses (i) through (iii) above.

     5.7 Total Liabilities to Tangible Net Worth. Borrower will at all times until June 29, 1999 maintain a ratio of total liabilities to Tangible Net Worth of not greater than 3.65:1.0. Beginning June 30, 1999, Borrower will at all times maintain a ratio of total liabilities to Tangible Net Worth of not greater than 2:00:1.00. "Tangible Net Worth" shall mean net worth increased by indebtedness of Borrower subordinated to Bank and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, and monies due from affiliates (including officers, shareholders and directors).

     5.8 Profitability. Borrower will achieve net profit, after provision for income taxes, of not less than Two Hundred Thousand Dollars ($200,000) for the fiscal quarter ended December 31, 1998 and Five Hundred Thousand Dollars ($500,000) for each fiscal quarter thereafter. Expenses created by the write-off of assets acquired in corporate acquisitions contemplated by this Agreement and shall be excluded from expenses in calculating net profit hereunder for the first two fiscal quarters immediately following such acquisitions only.

     5.9 EBITDA to Debt Service. For the period commencing on the date of this Agreement and ending on December 31, 1998, Borrower will maintain a ratio of EBITDA plus cash and Cash Equivalents in excess of Three Million Five Hundred Thousand Dollars ($3,500,000) to Debt Service of not less that 1.50:1.00. Beginning January 1, 1999, Borrower will maintain a ratio of EBITDA plus cash and Cash Equivalents in excess of Four Million Dollars ($4,000,000) to Debt Service of not less than 1.50:1.00. "EBITDA" shall mean earnings before interest, taxes, depreciation, and amortization of the twelve (12) month period immediately preceding the date of calculation. "Debt Service" shall mean the sum of that portion of term obligations (including principal and interest) coming due within the twelve (12) month period immediately preceding the date of calculation plus Borrower's tax expense, plus unfinanced capital expenditures, dividends and treasury stock during the twelve (12) months preceding the date of calculation. Treasury stock transactions during the fiscal year ending December 31, 1998 only shall be excluded from this calculation. Compliance with this subsection shall be measured as of the end of each fiscal quarter on a rolling four quarter basis.

     5.10 Insurance. Borrower will keep all of its insurable property, whether real, personal or mixed, insured by companies approved by Bank in good faith against fire and such other risks, and in such amounts, as is customarily obtained by companies conducting similar business with respect to like properties. Borrower will furnish to Bank statements of its insurance coverage and hereby assigns to Bank, as security for Borrower's obligations to Bank, the proceeds of any such insurance. Prior to any disbursement of the Loan, Bank will be named loss payee on all policies insuring collateral and such policies shall require at lease ten (10) days' written notice to Bank before any policy may be altered or canceled. Borrower will maintain adequate worker's compensation insurance and adequate insurance against liability for damage to persons or property. Notwithstanding any of the foregoing, Bank agrees that the amount of insurance held by Borrower on the date of this Agreement is deemed to be in compliance with this subsection and approved by Bank.

     5.11 Additional Requirements. Borrower will promptly, upon demand by Bank, take such further action and execute all such additional documents and instruments in connection with this Agreement as Bank in its reasonable discretion deems necessary, and promptly supply Bank with such other information concerning its affairs as Bank may request from time to time.

     5.12 Litigation and Attorneys' Fees. Borrower will pay promptly to Bank upon demand, reasonable attorneys' fees (including but not limited to the reasonable estimate of the allocated costs and expenses

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of in-house legal counsel and staff) and all costs and other expenses paid or incurred by Bank in collecting, modifying of compromising the Loan or in enforcing or exercising its rights or remedies created by, connected with or provided for in this Agreement or any of the Loan Documents, whether or not any arbitration, judicial action or other proceeding is commenced. If such proceeding is commenced, only the prevailing party shall be entitled to attorneys' fees and court costs.

          5.13 Bank Expenses. Borrower will pay or reimburse Bank for all reasonable costs, expenses and fees incurred by Bank in preparing and documenting this Agreement and the Loan, and all amendments and modifications thereof, including but not limited to all filing and recording fees, costs of appraisals, insurance and reasonable attorneys' fees.

          5.14 Reports Under Pension Plans. Borrower will furnish to Bank, as soon as possible and in any event within 15 days after Borrower knows or has reason to know that any event or condition with respect to any defined benefit pension plans of Borrower described in subsection 4.13 above has occurred, a statement of an authorized officer of Borrower describing such event or condition and the action, if any, which Borrower proposes to take with respect thereto.

     SECTION 6.  NEGATIVE COVENANTS

     Until the Note and all other sums payable pursuant to this Agreement and the Loan Documents have been paid in full, unless Bank otherwise consents in writing, Borrower agrees that:

          6.1 Encumbrances and Liens. Borrower will not create, assume or suffer to exist any mortgage, pledge, security interest, encumbrance, or lien (other than for taxes not delinquent and for taxes and other items being contested in good faith) on property of any kind, whether real, personal or mixed, now owned or hereafter acquired, or upon the income or profits thereof, except for (a) in connection with acquisitions contemplated by subsection 1.3 hereof, (b) liens in favor of Bank, (c) encumbrances and easements on real property which do not materially and adversely affect its market value, and (d) existing liens on Borrower's real and personal property and future purchase money security interests encumbering only the real or personal property purchased. All of such permitted real and personal property liens shall secure indebtedness not exceeding in the aggregate principal amount at any one time outstanding the sum of Two Hundred Thousand Dollars ($200,000).

          6.2 Borrowings. Borrower will not sell, discount or otherwise transfer any account receivable or any note, draft or other evidence of indebtedness, except to Bank or except to a financial institution at face value for deposit or collection purposes only and without any fee other than fees normally charged by the financial institution for deposit or collection services. Borrower will not borrow any money, become contingently liable to borrow money, nor enter any agreement to directly or indirectly obtain borrowed money, except (a) in connection with acquisitions contemplated by subsection 1.3 hereof, (b) pursuant to agreements made with Bank, (c) refinancing of existing indebtedness of Borrower, provided that the principal amounts of such indebtedness so refinanced shall not increase, (d) existing and future purchase money indebtedness and (e) other indebtedness not referred to hereinabove, so long as such indebtedness is subordinated to the obligations owing to Bank on such terms and conditions as may be reasonably acceptable to Bank, acting in good faith.

          6.3 Sale of Assets, Liquidation or Merger. Borrower will not liquidate, dissolve or enter into any consolidation, merger, partnership or other combination, nor convey, sell or lease all or more than 75% of its assets or business, nor purchase or lease all or more than 75% of the assets or business of another.

          6.4 Loans, Advances and Guaranties. Borrower will not, except in the ordinary course of business as currently conducted, make any loans or advances, become a guarantor or surety, pledge its credit or properties in any manner or extend credit except that Borrower may make loans to any of its Domestic Subsidiaries or Foreign Subsidiaries, provided that the aggregate principal amount of all such loans to Foreign Subsidiaries at any one time outstanding shall not exceed Three Million Dollars ($3,000,000).

          6.5 Investments. Borrower will not purchase the debt or equity of another person or entity except for (a) the acquisitions contemplated by this Agreement, (b) savings accounts and certificates of deposit of Bank, and (c) obligations in connection with borrowings and loans permitted under subsections
6.2 and 6.4 hereof, respectively and (d) direct U.S. Government obligations and commercial paper issued by corporations with the top ratings of Moody's or Standard & Poor's, provided all such permitted investments shall mature within one year of purchase.

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                6.6     Payment of Dividends.  Borrower will not declare or pay
any dividends, other than a dividend payable in its own common stock, or authorize or make any other distribution with respect to any of its stock now or hereafter outstanding.

                6.7 Retirement of Stock. Borrower will not acquire or retire any share of its capital stock for value.

                6.8 Lease Obligations. Borrower will not incur new lease obligations as lessee which would result in aggregate lease payments for any fiscal year exceeding Four Hundred Fifty Thousand Dollars ($450,000). Each said lease shall be of equipment or real property needed by Borrower in the ordinary course of its business.

        SECTION 7.  EVENTS OF DEFAULT

        Upon the occurrence of any of the following events ("Events of Default"), Bank, in its discretion, may cease extending credit hereunder and may declare all obligations hereunder and under the Loan Documents immediately due and payable; provided, however, that upon the occurrence of an Event of Default described in subsection 7.4, 7.5, 7.6, 7.7 or 7.8 hereinbelow, all principal and interest and any other amounts owing under the Loan Documents shall automatically become immediately due and payable.

                7.1 Payment Defaults. Borrower shall default in the due and punctual payment of the principal of or the interest on the Note or any of the other Loan Documents and such default shall continue for five (5) days; or

                7.2 Breach of Representations or Warranties. Any representation or warranty made or deemed made by Borrower under this Agreement or any Loan Document to which it is a party shall prove to have been incorrect in any material respect on and as of the date made or deemed made; or

                7.3 Covenant Defaults. Borrower shall default in the due performance or observance of any covenant or condition of any Loan Document to which it is a party and, in the case of the covenants set forth in subsections 5.2, 5.3, 5.4, 5.5, 5.10, 5.11, 5.12, 5.13, 6.1, 6.4 and 6.5 only, but only if such default is capable of being cured, shall fail to cure such default within ten (10) days; or

                7.4 Insolvency. Borrower shall become insolvent or fail to pay its debts as such debts become due; or

                7.5 Bankruptcy. Borrower shall commence any voluntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief or shall consent to any relief in any involuntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief; or any contested involuntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief shall be commenced against Borrower and such involuntary proceeding shall not be dismissed or discharged within sixty (60) days of commencement; or

                7.6 Assignment for Benefit of Creditors. There shall be an assignment by Borrower for the benefit of its creditors; or

                7.7 Appointment of Receiver. Borrower shall apply for or consent to the appointment, or commence any proceeding for the appointment, of a receiver, trustee, custodian or similar official for all or substantially all of Borrower's property; or any proceeding for the appointment of a receiver, trustee, custodian or similar official for all or substantially all of Borrower's property shall be commenced against Borrower or its property and shall not be dismissed or discharged within sixty (60) days of commencement; or

                7.8 Dissolution or Liquidation. Borrower shall be dissolved or liquidated in full or in part; or any proceeding for the dissolution or liquidation of Borrower shall be commenced against Borrower and not dismissed or discharged within sixty (60) days of commencement; or

                7.9 Failure to Comply. Borrower shall fail to comply with any order, judgment, injunction, decree, writ or demand of any court or other public authority and such order, judgment, injunction, decree, writ or demand shall continue unsatisfied and in effect for a period of ten (10) days without being vacated, discharged, satisfied or stayed or bonded pending appeal; or

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         7.10  Legal Process. There shall be filed or recorded any notice of levy, notice to withhold, or other legal process for taxes other than property taxes against Borrower or against the property of Borrower and such notice or other legal process shall not be released, stayed, vacated, bonded or otherwise dismissed within thirty (30) days after the date of its filing or recording; or

         7.11 Default Concerning Borrowing of Money. Borrower shall default on any obligation for the borrowing of money which obligation involves an amount in excess of One Hundred Fifty Thousand Dollars ($150,000) and which default causes or permits the holder thereof to accelerate such obligation; or

         7.12 Writs of Attachment, Etc. There shall be issued against Borrower, or the property of Borrower, any writ of attachment, writ of execution or other judicial lien and such writ or other judicial lien shall not be released, stayed, vacated, bonded or otherwise dismissed within sixty (60) days after the date of its issuance; or

         7.13 Breach of Guaranties. Any guaranty required hereunder shall be breached in any material respect or become ineffective (other than as a result of any action on the part of Bank), or any Guarantor shall disavow or attempt to revoke or terminate such guaranty; or

         7.14 Insecurity. The financial condition of Borrower or any Guarantor shall deteriorate such that Bank deems itself, reasonably and in good faith, to be insecure.

     SECTION 8.  MISCELLANEOUS PROVISIONS

         8.1 Additional Remedies. The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person, including but not limited to Bank's rights of setoff or banker's lien.

         8.2 Nonwaiver. Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.

         8.3 Inurement. The benefits of this Agreement shall inure to the successors and assigns of Bank and the permitted successors and assigns of Borrower, and any assignment by Borrower without Bank's consent shall be null and void.

         8.4 Applicable Law. This Agreement and all other agreements and instruments required by Bank in connection therewith shall be governed by and construed according to the laws of the State of California.

         8.5 Severability. Should any one or more provisions of this Agreement be determined to be illegal or unenforceable, all other provisions nevertheless shall be effective. In the event of any conflict between the provisions of this Agreement and the provisions of the Note or any other Loan Document, the provisions of such Note or such other Loan Document shall prevail.

         8.6 Integration Clause. Except for the Loan Documents, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan and all prior communications, whether verbal or written, between Borrower and Bank shall be of no further effect or evidentiary value.

         8.7 Construction. The section and subsection headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

         8.8 Amendments. This Agreement may be amended only in writing signed by all parties hereto.

         8.9 Counterparts. Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original, but when together shall be one and the same instrument.

     SECTION 9.  SERVICE OF NOTICES

         9.1 Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the respective party at its address given with the signatures at the end of this Agreement and shall be considered to have been validly given:
(a) upon delivery,
if delivered personally; (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service; (c) on the next business day, if sent by overnight courier service of recognized standing; and (d) upon telephoned confirmation of receipt, if telecopied.

                9.2 The addresses to which notices or demands are to be given may be changed from time to time by notice delivered as provided above.

        THIS AGREEMENT is executed on behalf of the parties by duly authorized officers as of the date first above written.

UNION BANK OF CALIFORNIA, N.A.              BIOSOURCE INTERNATIONAL, INC.
                                                      -------------------

By:     /s/John C. Kase                     By:     /s/Larry A. May
   --------------------------------            --------------------------
        John C. Kase                                Larry A. May
Title:  Vice President                              Chief Financial Officer
                                                    Executive Vice President-
                                                      Finance


By:     /s/Bita Ardalan                     By:
   --------------------------------            ----------------------------
        Bita Ardalan                                James H. Chamberlain
Title:  Regional Vice President                     Chairman of the Board
                                                    Chief Executive Officer and
                                                      President

Address:                                    Address:

Union Bank of California, N.A.              BioSource International, Inc.
445 South Figueroa Street, 10th Floor       820 Flynn Road
Los Angeles, CA 90071                       Camarillo, CA 93012
Attention:  John C. Kase                    Attention Larry A. May
            Vice President                            Chief Financial Officer
Telecopier:  (213) 236-7637                           Executive Vice President-
                                                        Finance
                                            Telecopier:  (805) 388-8295

[LOGO OF UNION BANK OF CALIFORNIA]

                                PROMISSORY NOTE
                                  (BASE RATE)


================================================================================
Borrower Name  BIOSOURCE INTERNATIONAL, INC.
--------------------------------------------------------------------------------
Borrower Address        Office  30361     Loan Number
820 FLYNN ROAD        ----------------------------------------------------------
CAMARILLO, CA 93012     Maturity Date  DECEMBER 5, 2005   Amount  $14,000,000.00
================================================================================


$14,000,000.00                                           Date  NOVEMBER 27, 1998
--------------                                                 -----------------

FOR VALUE RECEIVED, on DECEMBER 5, 2005, the undersigned ("Debtor") promises to
                       ----------------
pay to the order of UNION BANK OF CALIFORNIA, N.A. ("Bank"), as indicated below, the principal sum of FOURTEEN MILLION AND NO/100 Dollars ($14,000,000.00), or so
                     ---------------------------           -------------
much thereof as is disbursed, together with interest on the balance of such principal from time to time outstanding, at the per annum rate or rates and at the times set forth below. This note is being issued by Debtor in favor of Bank pursuant to the terms and conditions of the Loan Agreement (as such term is defined hereinbelow).

1.   PAYMENTS.

     PRINCIPAL PAYMENTS. Debtor shall pay principal in installments of ONE
                                                                       ---
HUNDRED SIXTY SIX THOUSAND SIX HUNDRED SIXTY SIX AND 66/100 Dollars
-----------------------------------------------------------
($166,666.66) each on the 5TH day of each MONTH, commencing JANUARY 5, 1999. The
  ----------              ---             -----             ---------------
availability under this note shall be reduced on the same day and in the same amount as each scheduled principal payment.

     INTEREST PAYMENTS. Debtor shall pay interest on the 5TH day of each MONTH,
                                                         ---             -----
commencing JANUARY 5, 1999). Should interest not be paid when due, it shall
           ---------------
become part of the principal and bear interest as herein provided. All computations of interest under this note shall be made on the basis of a year of 360 days, for actual days elapsed.

          a. BASE INTEREST RATE. At Debtor's option, amounts outstanding hereunder in minimum amounts of at least $100,000.00 shall bear interest at a rate, based on an index selected by Debtor, which is 2.00% per annum in excess of: (i) Bank's Adjusted Treasuries Rate for
          ----
          the Interest Period selected by Debtor, of (ii) Bank's LIBOR-Rate for the Interest Period selected by Debtor, in each case acceptable to Bank.

          No Base Interest Rate may be changed, altered or otherwise modified until the expiration of the Interest Period selected by Debtor. The exercise of interest rate options by Debtor shall be as recorded in Bank's records, which records shall be prima facie evidence of the amount borrowed under either interest option and the interest rate; provided, however, that failure of Bank to make any such notation in its records shall not discharge Debtor from its obligations to repay in full with interest all amounts borrowed. In no event shall any Interest Period extend beyond the maturity date of this note.

          To exercise this option, Debtor may, from time to time with respect to principal outstanding on which a Base Interest Rate is not accruing, and on the expiration of any Interest Period with respect to principal outstanding on which a Base Interest Rate has been accruing, select an index offered by Bank for a Base Interest Rate Loan and an Interest Period by telephoning an authorized lending officer of Bank located at the banking office identified below prior to 10:00 a.m., Pacific time, on any Business Day and advising that officer of the selected index, the Interest Period and the Obligation Date selected (which Origination Date, for a Base Interest Rate Loan based on the LIBOR-Rate, shall follow the date of such selection by no more than two (2) Business Days).

          Bank will mail a written confirmation of the terms of the selection to Debtor promptly after the selection is made. Failure to send such confirmation shall not affect Bank's rights to collect interest at the rate selected. If, on the date of the selection, the index selected is unavailable for any reason, the selection shall be void. Bank reserves the right to fund the principal from any source of funds notwithstanding any Base Interest Rate selected by Debtor.

        b. VARIABLE INTEREST RATE. All principal outstanding hereunder which is not bearing interest at a Base Interest Rate shall bear interest at a rate per annum equal to the Reference Rate, which rate shall vary as and when the Reference Rate changes.

        Debtor shall pay all amounts due under this note in lawful money of the United States at Bank's SAN FERNANDO VALLEY COMMERCIAL BANKING Office,
                                --------------------------------------
        or such other office as may be designated by Bank, from time to time.

2. LATE PAYMENTS. If any payment required by the terms of this note shall remain unpaid ten days after same is due, at the option of Bank, Debtor shall pay a fee of $100 to Bank.

3. INTEREST RATE FOLLOWING DEFAULT. In the event of default, at the option of Bank, and to the extent permitted by law, interest shall be payable on the outstanding principal under this note at a per annum rate equal to five percent (5%) in excess of the interest rate specified in paragraph 1.b, above, calculated from the date of default until all amounts payable under this note are paid in full.

4.  PREPAYMENT.

        a. Amounts outstanding under this note bearing interest at a rate based on the Reference Rate may be prepaid in whole or in part at any time, without penalty or premium. Debtor may prepay amounts outstanding under this note bearing interest at a Base Interest Rate in whole or in part provided Debtor has given Bank not less than five (5) Business Days prior written notices of Debtor's intention to make such prepayment and pays to Bank the liquidated damages due as a result. Liquidated Damages shall also be paid, if Bank, for any other reason, including acceleration or foreclosure, receives all or any portion of principal bearing interest at a Base Interest Rate prior to its scheduled payment date. Liquidated Damages shall be an amount equal to the present value of the product of: (i) the difference (but not less than zero) between
        (a) the Base Interest Rate applicable to the principal amount which is being prepaid, and (b) the return which Bank could obtain if it used the amount of such prepayment of principal to purchase at bid price regularly quoted securities issued by the United States having a maturity relevant Base Rate Maturity Date and such securities were held by Bank until the relevant Base Rate Maturity Date ("Yield Rate"); (ii) a fraction, the numerator of which is the number of days in the period between the date of prepayment and the relevant Base Rate Maturity Date and the denominator of which is 360; and (iii) the amount of the principal so prepaid (except in the event that principal payments are required and have been made as scheduled under the terms of the Base Interest Rate Loan being prepaid, then an amount equal to the lesser of
        (A) the amount prepaid or (B) 50% of the sum of (1) the amount prepaid and (2) the amount of principal scheduled under the terms of the Base Interest Rate Loan being prepaid to be outstanding at the relevant Base Rate Maturity Date). Present value under this note is determined by discounting the above product to present value using the Yield Rate as the annual discount factor.

        b. In no event shall Bank be obligated to make any payment or refund to Debtor, nor shall Debtor be entitled to any setoff or other claim against Bank, should the return which Bank could obtain under this prepayment formula exceed the interest that Bank would have received if no prepayment had occurred. All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal. A determination by Bank as to the prepayment fee amount, if any, shall be conclusive. In the event of partial prepayment, such prepayments shall be applied to principal payments in the inverse order of their maturity.

        c. Bank shall provide Debtor a statement of the amount payable on account of prepayment. Debtor acknowledges that (i) Bank establishes a Base Interest Rate upon the understanding that it apply to the Base Interest Rate Loan for the entire interest Period, and (ii) any prepayment may result in Bank incurring additional costs, expenses or liabilities; and Debtor agrees to pay these liquidated damages as a reasonable estimate of the costs, expenses and liabilities of Bank associated with such prepayment.

5. DEFAULT AND ACCELERATION OF TIME FOR PAYMENT. Default shall mean the occurrence of an Event of Default under and as defined in the Loan Agreement. Upon the occurrence of any such Event of Default, Bank, in its discretion, may cease to advance funds hereunder and may declare all obligations under this note immediately due and payable; provided, however, that upon the occurrence of an Event of Default under subsections 7.4, 7.5, 7.6, 7.7, or 7.8 of the Loan Agreement, all principal and interest shall automatically become immediately due and payable.

6. ADDITIONAL AGREEMENTS OF DEBTOR. If any amounts owing under this note are not paid when due, Debtor promises to pay all costs and expenses, including reasonable attorneys' fees, incurred by Bank in the collection or enforcement of this note. Debtor and any endorsers of this note, for the maximum period of time and the full extent permitted by law, (a) waive diligence, presentment, demand, notice of nonpayment, protest, notice of protest, and notice of every kind; (b) waive the right to assert the defense of any statute of limitations to any debt or obligation hereunder; and (c) consent to renewals and extensions of time for the payment of any amounts due under this note. If this note is signed by more than one party, the term "Debtor" includes each of the undersigned and any successors in interest thereof; all of whose liability shall be joint and several. Any married person who signs this note agrees that recourse may be had against the separate property of that person for any obligations hereunder. The receipt of any check or other item of payment by Bank, at its option, shall not be considered a payment on account until such check or other item of payment is honored when presented for payment at the drawee bank. Bank may delay the credit of such payment based upon Bank's schedule of funds availability which shall in no event exceed three days, and interest under this note shall accrue until the funds are deemed collected. In any action brought under or arising out of this note, Debtor and any Obligor, including their successors and assigns, hereby consent to the jurisdiction of any competent court within the State of California, as provided in any alternative dispute resolution agreement executed between Debtor and Bank, and consent to service of process by any means authorized by said state's law. The term "Bank" includes, without limitation, any holder of this note. This note shall be construed in accordance with and governed by the laws of the State of California. This note hereby incorporates any alternative dispute resolution agreement previously, concurrently or hereafter executed between Debtor and Bank.

7. DEFINITIONS. As used herein, the following terms shall have the meanings respectively set forth below: "Adjusted Treasuries Rate" means a per annum rate of interest based on the percentage yield on U.S. Treasury securities, plus a margin, set by Bank in its discretion, related to the general cost of corporate borrowing for a term comparable to the term of Bank's loan to Debtor, plus Bank's costs, including the costs, if any, of reserve requirements and FDIC assessments. "Base Interest Rate" means a rate of interest based on either the Adjusted Treasuries Rate or the LIBOR-Rate. "Base Interest Rate Loan" means amounts outstanding under this note that bear interest at a Base Interest Rate. "Base Rate Maturity Date" means the last day of the Interest Period with respect to principal outstanding under a Base Interest Rate Loan. "Business Day" means a day on which Bank is open for business for the funding of corporate loans, and, with respect to the rate of interest based on the LIBOR-Rate, on which dealings in U.S. dollar deposits outside of the United States may be carried on by Bank. "Interest Period" means (i) with respect to funds bearing interest at a rate based on the Adjusted Treasuries Rate, any period of not less than 30 nor more than 270 days, or (ii) with respect to funds bearing interest at a rate based on the LIBOR-Rate, any calendar period of one, three, six, nine or twelve months. In determining an Interest Period, a month means a period that starts on one Business Day in a month and ends on and includes the day preceding the numerically corresponding day in the next month. For any month in which there is no such numerically corresponding day, then as to that month, such day shall be deemed to be the last calendar day of such month. Any Interest Period which would otherwise and on a non-Business Day shall end on the next succeeding Business Day unless that is the first day of a month, in which event such Interest Period shall end on the next preceding Business Day. "LIBOR Rate" means a per annum rate of interest (rounded upward, if necessary, to the nearest 1/100 of 1%) at which dollar deposits, in immediately available funds and in lawful money of the United States would be offered to Bank, outside of the United States, for a term coinciding with the Interest Period selected by Debtor and for an amount equal to the amount of principal covered by Debtor's interest rate selection, plus Bank's costs, including the cost, if any, of reserve requirements. "Loan Agreement" means that certain Loan Agreement dated as of November 27, 1998, by and between Debtor and Bank, as at any time amended, supplemented or otherwise modified or restated. "Obligor" means Debtor and any guarantor, co-maker, endorser, or any person or entity other than the Debtor providing security for this note under any security agreement, guaranty or other agreement between Bank and such guarantor, co-maker, endorser or person or entity, including their successors and assigns. "Origination Date" means the first day of the Interest Period. "Reference Rate" means the rate announced by Bank from time to time at its corporate headquarters as its Reference Rate. The Reference Rate is an index rate determined by Bank from time to time as a means of pricing certain extensions of credit and is neither directly tied to any external rate or index nor necessarily the lowest rate of interest charged by Bank at any given time.


BIOSOURCE INTERNATIONAL, INC.

By /s/ Larry A May
  -------------------------------
Title Executive Vice President - Chief Financial Officer
      ---------------------------
      BioSource Int'l. Inc.


By
  -------------------------------
Title
     ----------------------------